Exhibit 99.2

Dolphin TopCo, Inc.

Consolidated Financial Statements

As of and for the Year Ended December 31, 2023

Dolphin Topco, Inc.

Index

Page(s)

Report of Independent Auditors	1-2

Consolidated Financial Statements

Consolidated Balance Sheet December 31, 2023	3

Consolidated Statement of Operations and Comprehensive Income (Loss) For the Year Ended December 31, 2023	4

Consolidated Statement of Shareholders’ Equity and Mezzanine Equity For the Year Ended December 31, 2023	5

Consolidated Statement of Cash Flows For the Year Ended December 31, 2023	6

Notes to Consolidated Financial Statements	7-41

Report of Independent Auditors

To the Board of Directors of Dolphin TopCo, Inc.

Opinion

We have audited the accompanying consolidated financial statements of Dolphin TopCo, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations and comprehensive (loss) income, of shareholders’ equity and mezzanine equity and of cash flows for the year then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

PricewaterhouseCoopers LLP (signed)

Tampa, Florida

December 6, 2024

Dolphin TopCo, Inc.

Consolidated Balance Sheet

December 31, 2023

(amounts in thousands, except share data)	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$256,237
Restricted cash	60,864
Trust cash	259,974
Fixed maturity securities available-for-sale, at fair value	35,700
Accounts receivable, net of allowance for credit losses of $5,883	901,211
Prepaid expenses	37,094
Other current assets	112,725

Total current assets	1,663,805
Accounts receivable, noncurrent portion	20,173
Fixed assets, net	108,843
Goodwill	5,704,400
Definite-lived intangible assets, net	3,204,244
Operating lease right-of-use assets, net	151,299
Other noncurrent assets, net	79,213

Total assets	$10,931,977

Liabilities and Shareholders’ Equity
Current liabilities
Long-term debt, net, current portion	$26,538
Earn-out payables, current portion	219,439
Carrier payables	451,129
Accounts payable	118,237
Customer advances	84,890
Producer payables	116,253
Deferred revenue, current portion	54,729
Reserve for unpaid losses and loss adjustment expenses, current portion	7,146
Accrued expenses and other	296,360

Total current liabilities	1,374,721
Long-term debt, net, noncurrent portion	6,099,168
Earn-out payables, noncurrent portion	191,079
Operating lease liabilities, noncurrent portion	126,331
Deferred revenue, noncurrent portion	48,159
Reserve for unpaid losses and loss adjustment expenses, noncurrent portion	21,235
Deferred income tax liabilities, net	425,423
Other noncurrent liabilities	21,334

Total liabilities	8,307,450

Commitments and contingencies (Note 16)
Mezzanine Equity:
Redeemable Series A Preferred Stock ($0.001 par value, 160,000 shares authorized and outstanding	273,207
Shareholders’ Equity:
Common Stock ($0.01 par value, 2,000 shares authorized and outstanding)	20
Additional Paid-in Capital	2,413,757
Accumulated other comprehensive (loss) income	(6,734)
Retained earnings (deficit)	(55,723)

Total shareholders’ equity	2,351,320

Total liabilities, mezzanine equity and shareholders’ equity	$10,931,977

The accompanying notes are an integral part of these consolidated financial statements.

Dolphin TopCo, Inc.

Consolidated Statement of Operations and Comprehensive Income (Loss)

December 31, 2023

(amounts in thousands)	For the year ended December 31, 2023
Revenues
Commissions and fees	$2,354,801
Contingent revenue	198,907
Investment income	1,803

Total revenues	2,555,511

Expenses
Compensation expense	1,389,298
Selling expense	48,048
Administrative expense	344,125
Transaction expense	15,644
Change in estimated acquisition earn-out payables	85,870
Depreciation and amortization expense	276,238

Total operating expenses	2,159,223

Income from operations	396,288

Interest expense	(492,932)
Interest income	27,796
Loss on debt extinguishment	(3,171)
Other income (expense), net	4,886

(Loss) income before income taxes	(67,133)
Income tax benefit	11,410

Net (loss) income	(55,723)

Other comprehensive (loss) income, before tax
Foreign currency translation adjustments	(1,366)
Change in fair value of fixed maturity securities available-for-sale	696
Change in fair value of derivative instruments	(21,009)

Other comprehensive (loss) income, before taxes	(21,679)
Income tax benefit (provision) related to items of other comprehensive income	5,309

Other comprehensive (loss) income	(16,370)

Comprehensive (loss) income	$(72,093)

The accompanying notes are an integral part of these consolidated financial statements.

Dolphin TopCo, Inc.

Consolidated Statement of Shareholders’ Equity and Mezzanine Equity

December 31, 2023

	Mezzanine Equity		Shareholders’ Equity
	Redeemable Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) income	Total Stockholders’ Equity
(amounts in thousands, except share data)	Shares	Amount	Shares	Amount
Balances at December 31, 2022	160,000	$246,338	2,000	$20	$2,418,848	$—	$9,636	$2,428,504
Change in fair value of derivative instruments, net of taxes	—	—	—	—	—	—	(15,554)	(15,554)
Change in fair value of fixed maturity securities available-for-sale, net of taxes	—	—	—	—	—	—	550	550
Adjustment of Preferred Stock to redemption value	—	26,869	—	—	(26,869)	—	—	(26,869)
Foreign currency translation	—	—	—	—	—	—	(1,366)	(1,366)
Compensation expense related to incentive units	—	—	—	—	21,778	—	—	21,778
Net loss	—	—	—	—	—	(55,723)	—	(55,723)

Balances at December 31, 2023	160,000	$273,207	2,000	$20	$2,413,757	$(55,723)	$(6,734)	$2,351,320

The accompanying notes are an integral part of these consolidated financial statements.

Dolphin TopCo, Inc.

Consolidated Statement of Cash Flows

December 31, 2023

(amounts in thousands)	For the year ended December 31, 2023
Cash flows from operating activities
Net (loss) income	$(55,723)
Adjustments to net (loss) income to net cash provided by operating activities
Amortization	247,964
Depreciation	28,274
Non-cash lease expense	1,602
Credit loss expense	2,175
Amortization of interest rate cap premium	5,765
Amortization of debt discount and debt issuance costs	21,849
Equity-based compensation	21,778
Change in estimated acquisition earn-out payables	85,870
Payments on acquisition earn-outs in excess of original estimated payables	(38,509)
Deferred income taxes	(20,148)
Loss on debt extinguishment	3,171
Gain on sale of book of business	(533)
Other, net	(603)
Changes in operating assets and liabilities, net of effect from acquisitions
Accounts receivable	(125,100)
Prepaid and other assets	(30,462)
Carrier payables	30,914
Accounts payable	(3,734)
Customer advances	15,903
Producer payables	11,144
Accrued interest payable	1,050
Other accrued expenses	21,798
Reserve for unpaid losses and loss adjustment expenses	397
Deferred revenue	9,767
Other liabilities	(8,824)

Net cash provided by operating activities	225,785

Cash flows from investing activities
Additions to fixed assets	(65,205)
Payments for businesses, net of cash acquired	(1,044,782)
Purchases of fixed maturity securities	(12,047)
Proceeds from sales and maturities of fixed maturity securities	4,863
Proceeds from sales of books of business	1,485

Net cash used in investing activities	(1,115,686)

Cash flows from financing activities
Payments on acquisition holdback	(2,556)
Payments on acquisition earn-out payables	(46,112)
Proceeds from issuance of long-term debt, net of discount	400,000
Payments on long-term debt	(44,185)
Borrowings on revolving credit facility	75,000
Payments of capitalized debt issuance costs	(3,856)
Other, net	(1,705)

Net cash provided by financing activities	376,586

Net (decrease) increase in cash, cash equivalents, restricted cash and trust cash	(513,315)
Cash, cash equivalents, restricted cash and trust cash, beginning of period	1,090,390

Cash, cash equivalents, restricted cash and trust cash, end of period	577,075
Less: Restricted cash	60,864
Less: Trust cash	259,974

Cash and cash equivalents	$256,237

Supplemental disclosures of non-cash financing and investing activities
Cash paid for interest	$464,056
Cash paid for taxes	$21,770

The accompanying notes are an integral part of these consolidated financial statements.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

1.	Summary of Significant Accounting Policies

Nature of Operations

Dolphin TopCo, Inc. and its subsidiaries (the Company) is a wholly-owned subsidiary of The AssuredPartners Group LP (the Parent) and wholly-owns AssuredPartners, Inc. and its subsidiaries (AP Inc.). The Company is one of the leading insurance brokers in the United States (U.S.) and provides a broad array of insurance-related products and services on a retail basis to middle-market businesses, with a particular focus on property and casualty and employee benefits insurance products and solutions. At December 31, 2023, the Company has over 10,400 employees in over 400 offices in forty states across the U.S., the District of Columbia, United Kingdom (U.K.), Ireland and Belgium. Since its founding in 2011, the Company has built a broad insurance distribution platform that is concentrated in the U.S. through a strategic acquisition program coupled with a focus on driving organic growth. Through its operations, the Company provides diversified services to its customers through a broad range of insurance products and services to commercial, public entity and professional and individual customers.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its subsidiaries. All intercompany account balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions affect the reported amounts of assets and liabilities and revenues and expenses as well as disclosures of contingent assets and liabilities, at the date of the consolidated financial statements. The principal estimates used include, among others, the allocation of purchase price to the fair value of net assets acquired in connection with acquisitions, the valuation of earn-out payables, revenue recognition, equity-based compensation, assessments regarding potential impairment of assets, and the estimated fair value of financial instruments. Actual results may differ from those estimates.

Acquisition Accounting

Assets acquired and liabilities assumed are recorded based on their respective fair values at the date of acquisition. Goodwill and other intangible assets generally represent the largest components of the Company’s acquisitions. Intangible assets include noncompete agreements, and customer related and contract-based assets. Goodwill is calculated as the excess of the cost of the acquired agency over the net of the fair value of the assets acquired and the liabilities assumed. The principal factor that results in recognition of goodwill is a combination of the value the Company expects to receive as it provides additional markets and capabilities to the acquired companies, as well as the value the Company assigns to the assembled workforce which may not be recognized as an intangible asset. Noncompete agreements, tradenames, and customer-related and contract-based assets are valued using the income approach which is based on future cash flow projections. Contingent liabilities that arise from acquisitions, referred to as earn-out payables, are established and measured at fair value as of the acquisition date.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

The amounts recorded as earn-out payables are primarily based upon estimated future operating results of the acquired entities over a one- to three-year period and are recorded as part of the purchase price consideration. The fair value of the earn-out payables is based on the present value of the expected future payments to be made to the sellers of the acquired entities in accordance with the provisions outlined in the respective purchase agreements. The Company estimates future payments using the earn-out formula and performance targets specified in each purchase agreement and these financial projections. In determining fair value, the Company estimates the acquired entity’s future performance using financial projections developed by management and market participant assumptions that were derived for revenue growth and/or profitability. The Company utilizes an option-pricing approach to incorporate the risks associated with financial projections, counterparty credit risk, as well as the nature of the earn-out payout structure. The Company remeasures these estimated earn-out payables on a quarterly basis. Subsequent changes, including the accretion of discount and changes in fair value, are recorded in the Consolidated Statement of Operations and Comprehensive Income (Loss).

The Company also acquires other assets and assumes other liabilities that typically include accounts receivable, accounts payable and other working capital items. Due to their short-term nature, the carrying values of these other assets and liabilities generally approximate the fair values that are recorded on the balance sheet of the acquired business.

Subsequent to recording the opening balance sheet of the acquiree, management may make measurement period adjustments to the acquired assets and liabilities. Measurement period adjustments are adjustments made to purchase price allocations of acquisitions after the recording of the opening balance sheet, but during the one-year period following the acquisition date. These adjustments generally consist of final allocations arising from third-party valuation reports and working capital adjustments.

Cash and Cash Equivalents

Cash and cash equivalents principally consist of demand deposits with financial institutions and highly liquid investments with quoted market prices with maturities not more than three months when purchased. Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and restricted cash. The Company manages this risk by using high credit worthy financial institutions. Interest-bearing accounts and noninterest-bearing accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Deposits exceed amounts insured by the FDIC. The Company has not experienced any losses from its deposits.

Restricted Cash

Certain of the Company’s cash balances are contractually limited or are generally designated for specific purposes arising out of other obligations. These cash balances are classified as restricted cash in the accompanying Consolidated Balance Sheet. Restricted cash includes amounts that have been pledged as collateral for an appeal bond in connection with a legal case. See Note 16 for further discussion.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Trust Cash, Carrier Payables and Accounts Receivable, net

Unremitted net insurance premiums are held by the Company until disbursement. The Company invests these unremitted funds primarily in cash and money market accounts. In certain states in which the Company operates, the use of investment alternatives for these funds are regulated and restricted by various state laws and agencies. These restricted funds are reported as trust cash and carrier payables on the Consolidated Balance Sheet. The interest income earned on these unremitted funds is reported as investment income in the Consolidated Statement of Operations and Comprehensive Income (Loss).

The Company’s accounts receivable, net is comprised of premiums and commissions receivable. In its capacity as an insurance agent or broker, the Company typically collects premiums from insureds and, after deducting its authorized commissions, remits the net premiums to the appropriate insurance carrier or carriers. Accordingly, premium receivables are accounts receivable from the insureds. In other circumstances, insurance carriers collect premiums directly from the insureds themselves and upon collection, the insurance carriers remit to the Company its earned commissions. Accordingly, commissions receivables are accounts receivable from insurance carriers.

Investments

The Company indirectly owns a captive insurance company (the Captive) formed and domiciled in the state of Hawaii. The Captive’s investments are classified on the Consolidated Balance Sheet of the Company as available-for-sale, which are recorded at fair market value with unrealized gains or losses reported as a component of accumulated other comprehensive (loss) income within the Consolidated Balance Sheet. The cost of investments sold is based on the specific identification method. Premiums and discounts are amortized using the interest method.

For mortgage-backed securities (MBS) and asset-backed securities (ABS), the Company recognizes income using a constant effective yield based on anticipated prepayments over the economic life of the security. Prepayment assumptions are based on market expectations. When actual prepayments differ significantly from anticipated prepayments, the effective yield is recalculated to actual payments to date and anticipated future payments, and any resulting adjustment is included in investment income within the Consolidated Statement of Operations and Comprehensive Income (Loss).

The Company reviews its available-for-sale debt securities for credit loss impairment at the individual security level on at least a quarterly basis. A security is impaired if its fair value is less than its amortized cost basis. A decline in fair value below amortized cost basis represents a credit loss impairment to the extent the Company does not expect to recover the amortized cost basis of the security. Impairments related to credit losses are recorded through an allowance for credit losses to the extent fair values are less than the amortized cost bases. Declines in fair value that have not been recorded through the allowance for credit losses are recorded through other comprehensive income, net of applicable taxes.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Fixed Assets, net

Fixed assets, net are recorded at cost at the time of purchase or fair value at the date of acquisition and depreciated using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are carried at cost, less accumulated depreciation and amortization. Expenditures for leasehold improvements are capitalized, and expenditures for maintenance and repairs are expensed to operations as incurred. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in other income (expense), net in the Consolidated Statement of Operations and Comprehensive Income (Loss). The Company capitalizes certain costs incurred for internally developed and licensed software upon the establishment of technological feasibility. Costs incurred during the preliminary project stage and post-implementation stage of an internal-use software project are expensed as incurred while costs incurred during the application development stage of an internal-use software project are capitalized. Costs related to updates and enhancements to the software are only capitalized if they result in additional functionality to the Company. Software licenses which are part of cloud computing hosting arrangements are capitalized only if the Company can take possession of the software at any time without significant penalty and can run the software on its own (or on an independent third party’s) hardware; otherwise, such costs are expensed as incurred. Costs for capitalizable projects which are not complete are classified as construction in process and are not amortized until they are put into use. Depreciation for fixed assets computed using the straight-line method is calculated using the following estimated useful lives:

Asset Category	Useful Life
Furniture and fixtures	5 to 7 years
Office equipment	5 years
Computer equipment	3 years
Software	3 years
Leasehold improvements	Length of lease or 5 years, whichever is less

Goodwill and Intangible Assets

The excess of the purchase price of an acquisition over the fair value of the identifiable tangible and intangible net assets is assigned to goodwill. The Company is required to test goodwill for impairment at least annually, or if triggering events are identified.

The Company tests goodwill for impairment at the reporting unit level by either performing a qualitative assessment or a quantitative test. The qualitative assessment is an assessment of historical information and relevant events and circumstances to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If a qualitative assessment is not performed or if a determination is made that it is more likely than not that the value of the reporting unit does not exceed its carrying amount, then the Company will perform a quantitative analysis. If the fair value of a reporting unit is determined to be greater than the carrying value of the reporting unit, goodwill is deemed not to be impaired and no further testing is necessary.

The Company completed its annual qualitative impairment assessment and concluded that there were no indicators of impairment. The Company also determined there were no events or changes since the period following the annual impairment review through December 31, 2023 that would cause the Company to perform an interim period impairment assessment.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Definite-lived intangible assets are stated at fair value at the date of acquisition, less accumulated amortization. Customer-related and contract-based assets, noncompete agreements, and tradenames are amortized over the related estimated lives and contract periods, which range from three to twenty-one years generally on a straight-line basis or as the related benefits are consumed. Customer-related and contract-based assets primarily consist of records and files that contain information about insurance policies and the related insured parties that are essential to policy renewals. Favorable lease assets or unfavorable lease liabilities that arise from business combinations before the adoption of Accounting Standards Codification (ASC) Topic 842, Leases, are amortized over the remaining term of the respective lease agreements.

Definite-lived intangible assets are reviewed for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. Annually, the Company conducts an assessment to determine whether there are any triggering events that would require an impairment analysis of the underlying intangible assets. In reviewing intangible assets for recoverability, if the future expected undiscounted cash flows are less than the carrying amount of the respective asset, the Company recognizes an impairment loss based on any excess of the carrying amount over the fair value of the assets. There were no events that would trigger the Company to perform the impairment analysis for the year ended December 31, 2023.

Revenue Recognition

The Company recognizes revenue in accordance with Revenue from Contracts with Customers, by following a five-step model: (1) identifying the contract with the customer, (2) identifying performance obligations, (3) determining the transaction price, (4) allocating the transaction price to performance obligations, and (5) recognizing revenue when the performance obligation is satisfied.

Commissions and Fees. Commissions are fixed at the contract effective date and generally are based on a percentage of premiums for insurance coverage or employee headcount for employer sponsored benefit plans. Commissions depend on various factors, including the type of risk being placed, the particular underwriting enterprise’s demand, the expected loss experience of the particular risk coverage, and historical benchmarks surrounding the level of effort necessary for us to place and service the insurance contracts. Commission revenues are recognized on the effective date of the insurance policy, which is the date that the control of the insurance policy transfers to the customer upon satisfaction of the related performance obligation. Fee revenues, negotiated in lieu of commissions, are recognized in the same manner as commission revenue. Fee revenues generated from other services, which include but are not limited to third party claims administration and other risk management consulting services, are recognized throughout the contract term, typically within one year as the services are rendered, and the related performance obligation is satisfied. Fee revenues received in advance are deferred until the related performance obligation is satisfied which is either on effective date of the insurance policy or over the term of the insurance policy as services transfer to the customer. In certain circumstances, the Company provides more than one performance obligation to the customer that is comprised of placement of an insurance policy and other post-placement services. For consideration allocated to the placement of an insurance policy, the Company recognizes revenue on the policy effective date. For certain products, remaining consideration is allocated to other performance obligations based on their relative fair values over the term of the insurance policy, which is generally one year or less, as the services are rendered. Management reserves for estimated policy cancellations based upon historical cancellation experience adjusted in accordance with known circumstances.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Contingent Revenue: Supplemental and profit-sharing contingent commissions represent variable consideration from insurance carriers that may be received in certain cases separate from commissions and fees and are generally received within one year. A supplemental commission is a commission paid by an insurance carrier that is above the base commission paid, is based on historical performance criteria, and is established annually in advance of the contractual period. For supplemental revenue contracts, our obligation to the underwriting company is fully earned and recognized consistent with the performance of our obligations.

A profit-sharing contingent commission is a commission paid by an insurance carrier and is based on, among other things, the overall underwriting results and/or growth of the business placed with that insurance carrier during a particular performance year and is determined after the contractual period. These revenues are variable in nature until all contingencies are resolved and therefore estimated and recognized at which time significant reversal of contingent revenue is not probable. As such, an estimated amount of consideration that will be received from the insurance carrier the following year is accrued on the effective date of the insurance policy. Because our expectation of the ultimate contingent revenue amounts to be earned can vary from period to period, especially in contracts sensitive to loss ratios, our estimates might change significantly from quarter to quarter. Variable consideration is recognized when we conclude, based on all the facts and information available at the reporting date, that it is probable that a significant revenue reversal will not occur in future periods.

Transaction Expenses

In the process of acquiring companies, the Company incurs certain incremental costs associated with consummating the transactions. These costs are expensed as incurred and include, but are not limited to, fees paid for legal, advisory, accounting and valuation experts.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist of investments. The Company’s investments are available-for-sale fixed maturity securities in corporate and government obligations, as well as non-agency MBS and ABS. These investments are managed by professional investment managers under investment guidelines. As of December 31, 2023, there was no significant concentration of financial instruments in a single investee, industry or geographic location.

Reserve for Unpaid Losses and Loss Adjustment Expenses

The Captive is licensed as a Class 4 sponsored captive insurance company and, as such, is authorized to be a reinsurer and direct writer of insurance. The Captive writes and reinsures workers’ compensation business and excess liability business only for policyholders associated with a subsidiary of the Company.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Unpaid claims and loss adjustment expenses consist of (1) case or claims reserves for known claims that are unpaid as of the balance sheet date; (2) incurred but not reported reserves for claims when the insured event has occurred but has not been reported to the Company; and (3) loss adjustment expense reserves for the expected costs of settling these claims. The Company estimates incurred but not yet reported losses using actuarial principles and assumptions based on settlement factors derived from its historical experiences, which reflect judgments and possible adjustments based on data such as historical and projected claim incidence patterns, claim size, expected payment patterns and period. The Company recognizes the best estimate of the ultimate liability under moderately adverse conditions. The methods for making such estimates, and for establishing the resulting liability, are continually reviewed and any adjustments are reflected in current earnings.

During the year ended December 31, 2023, the Company incurred expenses associated with current period claims of approximately $9.9 million offset by prior period developments of approximately $2.1 million and made loss and loss adjustment expense payments associated with current and prior period claims of approximately $1.9 million and $5.4 million, respectively.

Debt Issuance Costs

Debt issuance costs related to a recognized debt liability are directly deducted from the carrying amount of the debt. These costs, along with debt discounts, are deferred and amortized over the term of the debt using the effective interest method. Upfront commitment fees and unamortized debt costs associated with the Company’s revolving loan credit facility are classified as other current assets and amortized ratably over the term of the arrangement. Amortization expense from debt issuance costs is included within Interest expense, net on the Consolidated Statement of Operations and comprehensive income (Loss).

Fair Value Measurements

As defined by the FASB, the Company established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

Level 1	Observable inputs such as quoted prices for identical assets in active markets;

Level 2	Inputs other than quoted prices for identical assets in active markets, that are observable either directly or indirectly; and

Level 3	Unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.

The carrying amounts of the Company’s financial assets and liabilities, including cash and cash equivalents; restricted cash; trust cash; accounts receivable; carrier payables; accounts payable; customer advances; producer payables; reserve for unpaid losses and loss adjustment expenses; contract assets; contract liabilities and deferred revenue at December 31, 2023 approximate fair value because of the short-term maturity of these instruments.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Accumulated Other Comprehensive (Loss) Income

Other comprehensive income (loss) includes certain transactions that have generally been reported in the statement of shareholders’’ equity. The following tables summarize the components and changes in accumulated balances of other comprehensive loss for the periods presented:

	Year Ended December 31, 2023
	Foreign currency translation	Fixed maturity securities available-for-sale	Derivative instruments	Total
Beginning Balance	$2,422	$1,882	$(13,940)	$(9,636)
Other comprehensive income (loss) before reclassifications	1,366	3,499	22,474	27,339
Reclassified to earnings	—	(4,049)	(6,920)	(10,969)

Net Impact to SOCI	1,366	(550)	15,554	16,370

Ending Balance	$3,788	$1,332	$1,614	$6,734

The following methods and assumptions are used to estimate the fair values of the Company’s financial instruments that are measured on a recurring basis:

Interest Rate Contracts

Interest rate contracts are valued using pricing models that are based on certain assumptions and readily observable market-based inputs, including yield curves and implied volatilities of closely related instruments, for which transparent pricing is available. The Company reflects the credit considerations inherent in the derivative contracts with both positive and negative exposures over the remaining life of the derivative. The credit spreads calculated for each party (e.g., the hedging entity and the bank counterparty) are converted into default probabilities. The default probabilities of the hedging entity are applied to the negative exposures, resulting in a positive credit adjustment, and the default probabilities of the bank counterparty are applied to the positive exposures, resulting in a negative credit adjustment. The bilateral credit valuation adjustment is the sum of the positive and negative adjustments.

The Company enters into hedging contracts (generally, interest rate swaps and caps) to manage the associated interest rate risk in its variable interest rate debt obligations at what management believes are acceptable levels. These debt obligations expose the Company to variability in interest payments due to changes in interest rates. The Company believes it is prudent to limit the variability of a portion of its interest payments and the Company has protected against future increases in interest rates by entering into interest rate contracts whereby the Company receives variable interest rate payments and makes fixed interest rate payments on a portion of its debt to a designated counterparty (for swaps), or the Company receives payments from a designated counterparty when variable rates exceed the specified strike rate of the contract (for caps).

The fair value of these interest rate contracts is recorded on the Consolidated Balance Sheet as an asset or liability with the related gains or losses reported as a component of accumulated other comprehensive (loss) income in the Consolidated Statement of Operations and Comprehensive Income (Loss). Changes in fair value are reclassified from accumulated other comprehensive (loss) income into earnings as an adjustment to interest expense in the same period that the hedged items affect earnings. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Earn-Out Payables

Earn-out payables are recorded at fair value based on the present value of the expected future payments that are to be made to the sellers of the acquired entities. The Company estimates the future performance of acquired entities using financial projections that are primarily based on earnings before interest tax depreciation and amortization (“EBITDA”) or revenue targets to be achieved over one to three years. The expected future payments are discounted to present value using a risk-adjusted rate that takes into consideration market-based rates of return that reflect the ability of the acquired entities to achieve the target EBITDA or revenue. Revenue growth rates range from 3.0% to 18.0% and the discount rates range from 8.0% to 11.0%. On a quarterly basis, the Company reassesses its current estimates of performance relative to the financial targets and adjusts the liability to fair value. Changes in financial projections, market participant assumptions for revenue growth and profitability, or the risk-adjusted discount rate, would result in a change in fair value of recorded earn-out payables. See Note 3 for a reconciliation of acquisition earn-out payables measured at fair value on a recurring basis.

Fixed Maturity Securities

Corporate bonds (foreign and domestic) are valued by models using inputs that are derived principally from or corroborated by observable market data. In the instance that observable market data is unavailable, the Company incorporates inputs from third-party sources and applies reasonable judgment in developing assumptions used to estimate the probability of collecting all contractual cash flows.

U.S. government and agency securities are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

For asset-backed securities, including residential MBS, commercial MBS, and other ABS, the Company uses values obtained from independent pricing services. The independent pricing service may consider various factors in determining fair value, including but not limited to, the type of security, issuer-specific news and/or long-term outlook, market conditions and other relevant information, size and position in the issuer’s capital structure, information available in the issuer’s financial statements or other reports, the price and extent of public trading in similar securities of the issuer or comparable companies, and/or factors deemed relevant and appropriate.

Leases

The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. Under Topic 842, a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

The Company made an accounting policy election under Topic 842 not to recognize right-of-use (ROU) assets and lease liabilities for leases with a term of twelve months or less. For all other leases, the Company recognizes ROU assets and lease liabilities based on the present value of lease payments over the lease term at the commencement date of the lease.

When material leases are acquired in business combinations, the Company is required to measure the acquired lease liabilities at the present value of the remaining lease payments as if the acquired leases were new leases. A reassessment of the lease term, lessee options to purchase an underlying asset, lease payments, and discount rates is performed as of the date of acquisition. The ROU assets are then remeasured at the amount of the lease liability, adjusted for any off-market terms present in the acquired leases.

Future lease payments may include fixed rent escalation clauses or payments that depend on an index (such as the consumer price index). Subsequent changes in an index and other periodic market-rate adjustments to base rent are recorded in variable lease expense in the period incurred. Payments for terminating the lease are included in the lease payments only when it is probable they will be incurred.

The Company’s leases may include a non-lease component representing additional services transferred to the Company, such as common area maintenance for real estate. The Company made an accounting policy election to account for each separate lease component and the non-lease components associated with that lease component as a single lease component. Non-lease components that are variable in nature are recorded in variable lease expense in the period incurred.

The Company utilizes discount rates to determine the present value of the lease payments based on information available at the commencement date of the lease. The Company uses an incremental borrowing rate based on factors such as the lease term, the Company’s credit rating and current market valuations for similarly rated credits in the market, as the rate implicit in the lease is not always readily available. Incremental borrowing rates are updated quarterly and the new rates are used for the acquired leases and lease modifications occurring in the following quarter.

Equity-based Compensation

The Company’s employees are participants in The AssuredPartners Group LP Equity Incentive Plan (Incentive Plan), an equity incentive plan sponsored by the Parent which awards profits interest units of the Parent to certain participating employees of the Company who have substantial responsibility for the management and growth of the Company. These awards are accounted for as equity-classified stock-based compensation awards under ASC Topic 718, Stock Compensation. Compensation expense for these awards is measured as the grant-date fair value of the award and is recognized in the Consolidated Statement of Operations and Comprehensive Income (Loss) over the vesting terms of the employees’ agreements.

Defined Contribution Plan

The Company sponsors a defined contribution plan covering eligible employees of the Company. Under this plan, the Company makes matching contributions of up to 3.0% of each participant’s annual compensation. Company matching contributions to the plan were approximately $10.0 million in 2023.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (ASC 740). Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates which apply to the taxable income in years in which these temporary differences are expected to impact taxable income. The effect on deferred tax assets and liabilities because of a change in tax rates is recorded in the results of continuing operations in the period that includes the enactment date under law.

The Company reduces deferred tax assets by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. All significant available positive and negative evidence is considered in determining the amount of valuation allowance required, which includes, but is not limited to, the Company’s estimate of future taxable income and any applicable tax-planning strategies. Establishment or reversal of certain valuation allowances may have a significant impact on both current and future results. For uncertain tax positions, ASC 740 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The Company records interest and penalties, if any, related to unrecognized tax benefits in the provision for income taxes.

Foreign Currency Transactions

The Company’s functional currency is the U.S. dollar. The Company has exposure to foreign currency translation gains and losses arising from foreign operations. The revenues, expenses, and financial results of these foreign subsidiaries are recorded in their respective functional currencies. The financial statements of these subsidiaries are translated into U.S. dollars using a current rate of exchange, with gains or losses, net of tax as applicable, included in accumulated other comprehensive (loss) income within the Consolidated Statement of Shareholders’ Equity and Mezzanine Equity.

Realized gains and losses on foreign exchange resulting from the settlement of the Company’s foreign currency assets and liabilities and unrealized impacts on foreign exchange resulting from remeasurement of transactions and monetary assets and liabilities denominated in non-functional currencies are recognized as a component of other income (expenses), net on the Consolidated Statement of Operations and Comprehensive Income (Loss).

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

New Accounting Pronouncements Adopted

In September 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new guidance and its amendments require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable forward-looking information, which is intended to result in more timely recognition of such losses. The new guidance adds an allowance for credit losses impairment model that is based on expected losses rather than incurred losses. The new standard also makes targeted changes to the impairment model for available-for-sale debt securities. Credit losses on available-for-sale debt securities are now limited to the difference between the security’s amortized cost basis and its fair value and should be recognized through an allowance for credit losses rather than as a direct reduction in amortized cost basis. Effective January 1, 2023, the Company adopted the new standard, which did not have a material impact on the consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for accounting for contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships and other transactions that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. These amendments, along with the amendments within ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, which extended the period companies can utilize the reference rate reform relief guidance in Topic 848, may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2024. The LIBOR index, used by existing loans under the Company’s Credit Facility (Credit Facility), was discontinued immediately after December 31, 2021 for one-week and two-month U.S. dollar settings. The Credit Facility included provisions for the administrative agent of the facility to amend the facility to replace LIBOR with an alternate benchmark rate (i.e., Secured Overnight Financing Rate, or SOFR). In April 2023, the Credit Facility’s terms were amended to replace LIBOR with SOFR. As a result of this amendment, the Company adopted ASU 2020-04, effective April 1, 2023, which did not have a material impact on the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers which made improvements to the guidance by addressing diversity in practice and inconsistency related to the recognition of an acquired contract liability and payment terms and their effect on subsequent revenue recognized by the acquirer. The amendments in ASU 2021-08 require that the Company recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606, Revenue from Contracts with Customers. The amendments in ASU 2021-08 also provide certain practical expedients for acquirers when recognizing and measuring acquired contract assets and contract liabilities from revenue contracts in a business combination. Effective January 1, 2023, the Company adopted the new standard, which did not have a material impact on the consolidated financial statements.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

New Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. The standard requires disaggregated income tax information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. ASU 2023-09 requires non-public business entities to provide qualitative disclosures about specific categories of reconciling items and individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate. Additionally, ASU 2023-09 requires that disclosures of taxes paid by non-public business entities must be disaggregated into federal, state and foreign tax components, and separate disclosure of taxes paid to individual jurisdictions to which greater than 5% of the total taxes are paid. The Company is subject to the provisions of this standard for annual periods beginning after December 15, 2024 and is currently evaluating the impact of this standard on its disclosures.

2.	Revenue from Contracts with Customers

Disaggregation of Revenue

Property & Casualty (P&C): The Company’s commissions earned from P&C products and services are comprised of a broad range of insurance lines that are offered to middle-market businesses, public institutions, and individuals.

Employee Benefits (EB): The Company places EB products and provides consulting and administrative support services on both fully insured and self-insured EB plan structures for employers of all sizes.

Services & Other: The Company offers various services which include, but are not limited to, risk management, consulting, and third-party administration services to customers in a wide variety of industries.

The following table summarizes total revenues for the year ended December 31, 2023:

For the Year Ended December 31,
2023
Commissions and fees	$2,354,801
Contingent revenue	198,907

Total revenues from contracts with customers	2,553,708
Investment Income	1,803

Total revenues	$2,555,511

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

For the Year Ended December 31,
2023
P&C
Commissions and fees	$1,542,921
Contingent revenue	116,697

Total P&C Revenue	$1,659,618

EB
Commissions and fees	$570,121
Contingent revenue	64,596

Total EB Revenue	$634,717

Services & Other
Commissions and fees	$241,759
Contingent revenue	17,614

Total Services & Other Revenue	$259,373

Total
Commissions and fees	$2,354,801
Contingent revenue	198,907

Total Revenue from contracts with customers	$2,553,708

Contract Balances

The Company presents contract assets and contract liabilities as reflected below:

	December 31, 2023	December 31, 2022
Billed receivables, net of allowance for credit losses	$437,653	$344,226
Unbilled receivables	369,827	332,389
Contract assets	93,731	51,668

Accounts receivable, net of allowance for credit losses	901,211	728,283
Accounts receivable, noncurrent portion	20,173

Total accounts receivable	$921,384	$728,283

Deferred revenue, current portion	$54,729	$50,040
Deferred revenue, noncurrent portion	48,159	43,081

Contract liabilities	$102,888	$93,121

Unbilled receivables (contract assets) arise when the Company recognizes revenue for amounts which have not yet been billed in our systems and are reflected in commissions, fees and other receivables in the Company’s Consolidated Balance Sheet. The increase in contracts assets over the balance as of December 31, 2022 is due to businesses acquired and growth in our business.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Revenue recognized during the year ended December 31, 2023 included in deferred revenue at December 31, 2022 was $45.6 million. Remaining performance obligations represent the portion of the contract price for which work has yet to be performed. As of December 31, 2023, the aggregate amount of the contract price allocated to remaining performance obligations was $102.9 million.

The Company records billed receivables when the right to consideration is unconditional, subject only to the passage of time. Unbilled receivables arise when the Company recognizes revenue for amounts which have not yet been billed but performance obligations have been satisfied. Additionally, contract assets relate to relationships with customers where the Company has satisfied performance obligations under the contract, however, the Company’s right to the receipt of consideration is conditional primarily based on underwriting results, but may also reflect considerations for volume, growth and/or retention. These contract assets primarily relate to profit-sharing contingent commissions from insurance carriers for which the revenue cannot be collected until all contingencies are resolved which typically occurs a year subsequent to the end of the contract period.

Contract liabilities relate to payments received in advance of the Company satisfying performance obligations under its contracts. Contract liabilities are reported as deferred revenue, current portion and deferred revenue, noncurrent portion in the Consolidated Balance Sheet as of December 31, 2023.

Deferred Costs

Costs incurred by the Company to obtain a customer contract (costs to obtain) are capitalized and amortized over 15 years based on the expected life of the underlying customer relationships. As of December 31, 2023 costs to obtain of approximately $61.4 million are recorded within other noncurrent assets, net in the Consolidated Balance Sheet. Certain contract related costs, including pre-placement brokerage costs to fulfill a customer contract (costs to fulfill), are capitalized and are amortized on a systematic basis consistent with the transfer of control of the services to which the asset relates, which is generally less than one year. As of December 31, 2023, costs to fulfill of approximately $83.3 million are recorded within other current assets in the Consolidated Balance Sheet. The amount of amortization of the deferred contract costs was $4.3 million for the year ended December 31, 2023 which is included within compensation expense on the Consolidated Statement of Operations and Comprehensive Income (Loss).

3.	Business Combinations

The Company completed 52 acquisitions during the year ended December 31, 2023. The Company acquired substantially all the net assets of the companies primarily in exchange for cash and accounted for these acquisitions using the acquisition method for recording business combinations. The results of the acquired companies are included in the Consolidated Statement of Operations and Comprehensive Income (Loss) from the date of acquisition. Certain amounts recorded reflect management’s best estimate at the balance sheet date and may change during the measurement period (not to exceed one year from date of acquisition). During the year ended December 31, 2023, adjustments made within the permitted measurement period resulted in a decrease to goodwill as disclosed in Note 6.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Total consideration transferred during the year ended December 31, 2023 was as follows:

	Breckenridge Insurance Solutions, Inc.	Your Way Medicare Insurance, LLC	Romero Insurance & Club Insure	CIA Insurance	Evergreen/UNI LLC	Other	Total
Location	Kennesaw, GA	Chicago, IL	Leeds, UK	Rugby, UK	Mayfield Heights, OH	Multiple
Date of Acquisition	June 1, 2023	September 7, 2023	December 1, 2023	December 1, 2023	December 22, 2023	Multiple
Cash	$108,428	$90,000	192,957	$86,875	$166,748	$474,383	$1,119,391
Notes or other payables	—	—	—	—	—	833	833
Purchase price holdback	958	—	33,211	34,486	—	1,184	69,839
Earn-out payables	—	60,945	16,518	—	—	51,960	129,423

Total consideration transferred	$109,386	$150,945	$242,686	$121,361	$166,748	$528,360	$1,319,486

Maximum potential earn-out payable	$—	$80,000	$81,101	$—	$—	$156,435	$317,536

Amounts of identifiable assets acquired and liabilities assumed for the business combinations consummated during the year ended December 31, 2023 were as follows:

	Breckenridge Insurance Solutions, Inc.	Your Way Medicare Insurance, LLC	Romero Insurance & Club Insure	CIA Insurance	Evergreen/UNI LLC	Other	Total
Cash	$—	$2,318	14,379	15,164	2,718	$6,301	$40,880
Trust cash	8,669	—	9,337	5,303	4,692	5,728	33,729
Operating lease right-of-use assets	553	—	—	—	—	7,373	7,926
Other current assets	14,729	10,548	12,289	453	8,385	20,697	67,101
Fixed assets	44	181	1,575	356	100	2,077	4,333
Goodwill	54,832	139,695	111,549	48,490	59,269	313,506	727,341
Customer-related and contract-based	51,220	—	112,500	60,620	96,730	196,450	517,520
Other noncurrent assets	—	—	1	273	—	61	335

Total assets acquired	$130,047	$152,742	$261,630	$130,659	$171,894	$552,193	$1,399,165

Current liabilities	20,108	1,797	18,816	9,298	5,146	16,449	71,614
Lease liability	553	—	—	—	—	7,373	7,926
Other noncurrent liabilities	—	—	128	—	—	11	139

Total liabilities assumed	20,661	1,797	18,944	9,298	5,146	23,833	79,679

Total net assets acquired	$109,386	$150,945	$242,686	$121,361	$166,748	$528,360	$1,319,486

For goodwill acquired during 2023, approximately $405.8 million, of $727.3 million in goodwill, is tax deductible and is amortized over 15 years for income tax purposes and approximately $220.7 million is nondeductible for income tax purposes. The remaining approximately $100.8 million relates to the acquisition earn-out payables and will not be deductible until it is earned and paid.

For the 2023 acquisitions, goodwill is attributable to the anticipated growth of the acquiree’s market upon implementation of the Company’s business model.

Acquisition Earn-Out Payables

As of December 31, 2023, the fair values of the estimated acquisition earn-out payables were re-evaluated and measured at fair value on a recurring basis using unobservable inputs (Level 3). See Note 14 for additional details. The resulting additions, payments and net changes, as well as the interest expense accretion on the estimated acquisition earn-out payables, for the year ended December 31, 2023 were as follows:

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

For the Year Ended December 31, 2023
Balance as of beginning of the period	$280,728
Estimated earn-out payables from new acquisitions	129,423
Payments for acquisition earn-out payables	(46,112)
Payments on acquisition earn-outs in excess of original estimated payables	(38,509)
Other measurement period adjustments	(882)

Subtotal	324,648

Net change in earnings from estimated acquisition earn-out payables
Change in fair value on estimated acquisition earn-out payables	37,156
Interest expense accretion	48,714

Net change in earnings from estimated acquisition earn-out payables	85,870

Balance as of end of the period	410,518

Earn-out payables, current portion	219,439

Earn-out payables, noncurrent portion	$191,079

4.	Investments

The amortized cost and fair value of the Company’s investments are as follows:

	As of December 31, 2023
	Amortized Cost	Gross Unrealized (Losses)	Gross Unrealized Gains	Fair Value
Government obligations:
US government	$17,139	$(765)	$45	$16,419

US agency:
Residential MBS	7,855	(359)	53	7,549
Commercial MBS	449	(10)	3	442
Other ABS	1	(1)	—	—

Total US agency	8,305	(370)	56	7,991

Total government obligations	25,444	(1,135)	101	24,410

Corporate bonds:
United States	8,282	(583)	50	7,749
Other foreign	985	(58)	7	934

Total corporate bonds	9,267	(641)	57	8,683

Non-agency ABS:
Residential MBS	75	(9)	—	66
Commercial MBS	1	(1)	—	—
Other ABS	2,562	(26)	5	2,541

Total non-agency ABS	2,638	(36)	5	2,607

Total investments	$37,349	$(1,812)	$163	$35,700

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

The number, fair values, and duration of investments in a continuous loss position are as follows:

	As of December 31, 2023
	Less than 12 Months			Greater than 12 Months
($ in thousands, except for investment quantities)	Number of Investments	Gross Unrealized (Losses)	Estimated Fair Value	Number of Investments	Gross Unrealized (Losses)	Estimated Fair Value
Government obligations:
US government	13	$(66)	$6,708	19	$(699)	$8,247

US agency:
Residential MBS	27	(47)	1,905	64	(312)	3,486
Commercial MBS	—	—	—	4	(10)	441
Other ABS	1	(1)	—	—	—	—

Total US agency	28	(48)	1,905	68	(322)	3,927

Total government obligations	41	(114)	8,613	87	(1,021)	12,174

Corporate bonds:
United States	60	(34)	143	154	(549)	6,559
Other foreign	7	(3)	—	22	(55)	785

Total corporate bonds	67	(37)	143	176	(604)	7,344

Non-agency ABS:
Residential MBS	2	(1)	—	4	(8)	67
Commercial MBS	2	(1)	—	—	—	—
Other ABS	22	(16)	1,526	8	(10)	553

Total non-agency ABS	26	(18)	1,526	12	(18)	620

Total investments	134	$(169)	$10,282	275	$(1,643)	$20,138

The Company reviews its available-for-sale debt securities for credit loss impairment at the individual security level on at least a quarterly basis. A security is impaired if its fair value is less than its amortized cost basis. A decline in fair value below amortized cost basis represents a credit loss impairment to the extent the Company does not expect to recover the amortized cost basis of the security. Impairment related to credit losses is recorded through an allowance for credit losses to the extent fair value is less than the amortized cost basis. Declines in fair value that have not been recorded through the allowance for credit losses are recorded through other comprehensive (loss) income, net of applicable taxes.

No securities were determined to be credit loss impaired during the year ended December 31, 2023. At December 31, 2023, the Company did not have an intent to sell securities that were in unrealized loss positions and it was more likely than not that the Company would not be required to sell these securities before recovery of the amortized cost basis, which may be at maturity. In making this determination, the Company considered its current and projected liquiditiy position, its investment policy as to permissible holdings and concentration limits, regulatory requirements, and other relevant factors.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

A summary of the amortized cost and fair value of fixed maturity securities, by contractual maturity, is as follows:

	As of December 31, 2023
	Amortized Cost	Fair Value
Due in one year or less	$711	$707
Due in over one year through five years	17,528	16,926
Due after five through ten years	8,107	7,407
Due after ten years	60	62

Total fixed maturity investments	26,406	25,102
Agency and non-agency MBS and ABS	10,943	10,598

Total investments	$37,349	$35,700

Expected maturities may differ from stated due dates because borrowers may have the right to call or prepay obligations.

5.	Fixed Assets, net

Major classes of fixed assets are as follows:

December 31, 2023
Office equipment	$15,859
Furniture and fixtures	45,507
Computer equipment	36,082
Leasehold improvements	20,849
Software	74,243
Other	640

Total fixed assets	193,180
Accumulated depreciation	(90,765)

102,415
Construction in process	6,428

Fixed assets, net	$108,843

Depreciation expense for fixed assets amounted to $28.3 million in 2023.

6.	Goodwill

The changes in goodwill is as follows:

Balance at December 31, 2022	$4,978,568
Goodwill of acquired businesses	727,341
Measurement period adjustments	(1,509)

Balance at December 31, 2023	$5,704,400

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

7. Definite-Lived Intangible Assets, net

The carrying amount of the definite-lived intangible assets, net are as follows:

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted Average Life (In years)
Customer-related and contract-based	$4,095,480	$(920,012)	$3,175,468	12.9
Noncompete agreements	12,714	(10,720)	1,994	1.9
Trade name	25,880	(1,151)	24,729	18.7
Other	3,895	(1,842)	2,053	8.3

Balances as of December 31, 2023	$4,137,969	$(933,725)	$3,204,244

The estimated future amortization expense for definite-lived intangible assets is as follows:

For the year ended December 31,

2024	$279,804
2025	271,379
2026	270,488
2027	269,510
2028	268,633
Thereafter	1,844,430

$3,204,244

8.	Long-Term Debt, net

The components of the Company’s long-term debt, net are as follows:

December 31, 2023
First lien term loans	$4,591,648
Revolver loans	75,000
2025 Notes, 7%, interest paid semiannually	500,000
2027 Notes, 8%, interest paid semiannually	475,000
2029 Notes, 5.625%, interest paid semiannually	550,000
Obligations under finance lease	678

Total long-term debt	6,192,326
Less:
Total unamortized debt discounts and debt issuance costs(1)	(66,620)
Long-term debt, net, current portion	(26,538)

Long-term debt, net, noncurrent portion	$6,099,168

(1)

Includes $21,243 at December 31, 2023 of current unamortized debt discounts and debt issuance costs. Unamortized debt issuance costs associated with the revolver loans are classified as other current assets.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Credit Facility

The Credit Facility consists of (i) first lien term loans (First Lien Term Loans), and (ii) a revolving loan credit facility (Revolver Loans). All obligations under the Credit Facility are unconditionally guaranteed by the Company and certain subsidiaries. All obligations and guarantees of such obligations under the Credit Facility are secured by substantially all assets of the Company and each guarantor, subject to certain exceptions.

The First Lien Term Loans accrue interest at the benchmark rate plus an applicable margin of 3.50% - 4.25%. They are not subject to any maintenance financial covenants and they mature in February 2027.

The Revolver Loans have borrowing limits up to approximately $414.5 million and are scheduled to mature in August 2026. Borrowings under the Revolver Loans accrue interest at the benchmark rate, plus an applicable margin of 3.50%. The Revolver Loans are subject to a springing leverage covenant in the event the aggregate principal amount of outstanding Revolver Loans plus letters of credit exceed 35% of the revolving commitment at the end of each fiscal quarter. Upon becoming subject to the springing covenant, the required ratio of first lien indebtedness (First Lien Term Loans outstanding less operating cash) to EBITDA cannot exceed 7.50:1. The Credit Facility also contains affirmative covenants (e.g., the Company is required to make certain prepayments out of cash flow) and negative covenants (e.g., the Company is limited from incurring additional indebtedness, making payments to the Company’s equity unit holders and selling certain of its assets, except, in each case, as otherwise permitted). At December 31, 2023, the Company had $339.3 million available in Revolver Loan capacity and was in compliance with all financial covenants. The Credit Facility contains covenants that limits the ability of the Company and its subsidiaries to, among other things: (i) enter into sale and leaseback transactions; (ii) engage in mergers or consolidations; (iii) sell assets; (iv) pay dividends and distributions or repurchase capital stock; (v) make investments, loans or advances; (vi) repay subordinated indebtedness; (vii) make certain acquisitions; (viii) engage in certain transactions with affiliates; (ix) amend material agreements governing its subordinated indebtedness; and (x) change its lines of business.

During 2023, the Company amended the First Lien Term Loans for an incremental borrowing and to reprice the November 2022 borrowings. The table below represents the key terms of the amendments.

Debt Amendment	Date of Amendment	First Lien Term Loans Borrowed (in millions)	Applicable Margin	Maturity Date
Credit Facility	April 1, 2023(1)	$—	0.00%	—
Credit Facility	October 6, 2023(2)	$400.00	3.75%	February 2027

(1)	The Company amended the terms of the Credit Facility to replace LIBOR with SOFR in April 2023.
(2)

The 2023 borrowings are intended to be used to finance acquisitions and other general corporate purposes. This amendment also repriced the November 2022 borrowings, reducing the applicable margin by 0.50%.

As a result of the October 2023 amendment and the repricing of the November 2022 borrowings, the Company wrote off certain discounts and debt issuance costs, resulting in a debt extinguishment loss of $3.2 million during the year ended December 31, 2023.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Notes

The Company issued the 2025 Notes, 2027 Notes, and 2029 Notes (the Notes) at par on the following dates as shown in the following table. The Notes may be individually redeemed in whole, or in part, at any time prior to the respective initial redemption dates as shown in the following table, at a redemption price calculated using a formula designed to provide the bondholders with a make-whole premium. Before the initial redemption dates, the Company may also individually redeem the respective Notes, on one or more occasions, at an initial redemption price as noted below, up to 40% of the aggregate principal amount of the respective Notes in an amount not to exceed the net cash proceeds of certain equity offerings provided that at least 50% of the respective Notes from their respective original issue date remain outstanding after giving effect to such redemption.

After the initial redemption dates, the Company may redeem the respective notes at the following redemption prices:

	2025 Notes	2027 Notes	2029 Notes
Note amount issued (at par)	$500 million	$475 million	$550 million
Issuance date	August 2, 2017	May 13, 2019	December 10, 2020

Initial redemption before	August 15, 2020	May 15, 2022	December 15, 2023
Initial redemption price (subject to conditions above)	107% + accrued interest	108% + accrued interest	105.625% + accrued interest

Redemption after	August 15, 2020	May 15, 2022	December 15, 2023
Redemption price	103.50%	104%	102.813%

Redemption after	August 15, 2021	May 15, 2023	December 15, 2024
Redemption price	101.75%	102%	101.406%

Redemption after	August 15, 2022	May 15, 2024	December 15, 2025
Redemption price	100%	100%	100%

Maturity date	August 15, 2025	May 15, 2027	January 15, 2029

For the Notes, if the Company experiences certain change of control events, the Company is required to offer to repurchase at 101% of the principal amount of such notes plus accrued and unpaid interest, if any. The Notes also include a change of control portability feature whereby the Company does not have to make an offer to repurchase (and holders of the notes do not have the ability to require such repurchase), so long as the change of control qualifies as a Permitted Change of control. In order to qualify as a Permitted Change of control, on the date of the change of control:

a.	The Company’s Moody’s corporate rating must be B3 (stable) or better, and the Company’s S&P corporate rating must be B (stable) or better; and

b.	The Consolidated Total Net Debt Ratio (as defined) is equal to or less than 6.85x (for the 2025 Notes) and 7.00x (for the 2027 Notes and 2029 Notes, respectively).

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

The Notes are fully and unconditionally guaranteed on a joint-and-several basis by the Company’s 100% owned domestic subsidiaries. The Notes are senior unsecured obligations of the Company and are senior in right of payment to all existing and future subordinated indebtedness of the Company and rank equally in right of payment with all existing and future senior indebtedness of the Company, including the existing Credit Facility obligations. The Notes are effectively subordinated to the obligations under the existing Credit Facility, to the extent of the value of the assets securing such indebtedness. The Notes were issued in private transactions that are not subject to the registration requirements of the Securities Act of 1933, or the ongoing reporting requirements of the Securities Act of 1934.

Refer to Note 17 for a summary of financing activity occurring subsequent to December 31, 2023.

Principal maturities of long-term debt are as follows:

For the year ended December 31,
2024	$47,731
2025	547,244
2026	122,148
2027	4,925,203
2028	—
Thereafter	550,000

$6,192,326

The fair value of the Company’s debt is estimated based on observable inputs such as the change in yield on comparable indices and unobservable inputs such as the enterprise value. The inputs used to determine the fair value of the Company’s debt were classified as Level 2 in the fair value hierarchy. The following table presents the carrying value and fair value of the Company’s long-term debt, including current portions and excluding unamortized debt issuance costs:

	December 31, 2023
	Carrying value	Fair value
Term loan	$4,592	$4,553
Revolver	75	73
2025 Notes	500	501
2027 Notes	475	480
2029 Notes	550	509

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

9.	Other Current Assets

Other current assets balance consists of the following:

December 31, 2023
Deferred compensation	$83,268
Deferred financing costs	3,193
Tax receivable	14,368
Other	11,896

Total other current assets	$112,725

10.	Accrued Expenses and Other

Accrued expenses and other balances consists of the following:

December 31, 2023
Accrued compensation and benefits	$122,568
Accrued interest	35,801
Lease liability, current portion	36,861
Purchase price holdback	49,672
Other accrued expenses	51,458

Total accrued expenses and other	$296,360

11.	Derivatives and Hedging Arrangements

The relevant terms of the Company’s interest rate cap contract as of December 31, 2023 are as follows:

Interest Rate Cap Contract

Contract Start Date	Contract End Date	Original Notional	Purchased Strike Rate	Benchmark Index
March 31, 2023	September 30, 2024	$3,500,000	5.25%	3-month CME Term SOFR

During 2023, the Company received $1.2 million in payments from the contract counterparty associated with the periods in which the contract strike rate exceeded the benchmark index. These payments reduced interest expense in 2023. Approximately $5.8 million of cap premium amortization was recorded within interest expense for the year ended December 31, 2023. The Company has not received or pledged any collateral related to any derivative contracts at December 31, 2023.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

The Company’s interest rate swap contracts expired on March 31, 2023. Relevant terms of these contracts were as follows:

Interest Rate Swap Contracts

Contract Start Date	Contract End Date	Notional Value at Reporting Date	Notional Value at End of Contract Period	30 Day LIBOR Rate Above Which Settlement Occurs
May 28, 2021	March 31, 2023	$850,000	$850,000	0.2000%
May 28, 2021	March 31, 2023	850,000	850,000	0.1977%

Upon expiration of the Company’s interest rate swap contracts, $18.0 million was recognized as a reduction in the fair value of the related interest rate swap assets, with offsetting reductions of $13.3 million and $4.7 million in accumulated other comprehensive (loss) income and non-current deferred tax liabilities, respectively. There was no earnings impact from the expiration of the Company’s interest rate swap contracts.

Changes in fair value of interest rate contracts are reclassified from accumulated other comprehensive (loss) income into earnings as an adjustment to interest expense in the same period that the hedged items affect earnings. Accordingly, approximately $22.4 million in unrealized gains in fair value of derivatives were reclassified from accumulated other comprehensive (loss) income, before taxes to interest expense for the year ended December 31, 2023.

The fair value of the Company’s interest rate contracts at December 31, 2023 was $2.1 million and included within Other current assets.

12.	Shareholders’ Equity, Mezzanine Equity and Equity-Based Compensation

Redeemable Series A Preferred Stock (Mezzanine Equity)

In May 2019, the Company issued 160,000 shares of Series A Preferred Stock with an initial liquidation preference of $1,000 per share and an aggregate initial liquidation preference of $160,000 to one investor in exchange for cash consideration of $156,816. Shares of Series A Preferred Stock are non-convertible. Holders of the Series A Preferred Stock do not have any voting rights in the operation or management of the Company. Dividends on the Series A Preferred Stock will accrue and accumulate daily at an annual dividend rate on the liquidation preference (equal the sum of the initial liquidation preference and all accrued, accumulated, and unpaid dividends). The annual dividend rate will be 11.5% per annum for the first eight years and then increase by 2.0% for the first year thereafter and 1.0% each subsequent year thereafter, provided that the aggregate increase in the annual dividend rate shall not exceed 5.0%. The Series A Preferred Stock (inclusive of any and all dividends) shall rank senior in priority of payment to all existing and future preferred stock and other capital stock in respect of dividends and upon liquidation, dissolution or winding up of the Company. As long as any share of Series A Preferred Stock is outstanding, no dividends, or distributions on, or purchases or redemption of, junior preferred stock and other capital stock, shall be made, paid or declared.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Shares of the Series A Preferred Stock are redeemable at the Company’s option at any time, in whole or in part, in cash at the defined redemption price. Series A Preferred Shares are also contingently redeemable upon specific material events which include any Change in Control events, the consummation of a Qualified Initial Public Offering (IPO), any insolvency event, or any liquidation, dissolution or winding up of the Company or of its significant subsidiaries. After November 13, 2021, the redemption price equals to the liquidation preference (equaling the stated value of $160 million in aggregate or $1,000 per share, plus the aggregate accumulated dividends up to, but excluding the redemption date) multiplied by the applicable redemption percentage, is defined as below:

•	If the redemption occurs between November 13, 2021 and November 12, 2022, the redemption percentage shall be 103%;

•	If the redemption occurs between November 13, 2022 and November 12, 2023, the redemption percentage shall be 102%;

•	If the redemption occurs between November 13, 2023 and November 12, 2024, the redemption percentage shall be 101%;

•	If the redemption occurs after November 13, 2024, the redemption percentage shall be 100%.

As of December 31, 2023, the applicable redemption percentage was 101%.

For the year ended December 31, 2023 the accrued and unpaid dividend on Series A Preferred Stock amounted to approximately $29.0 million. As of December 31, 2023, the total accumulated unpaid dividends on Series A Preferred Stock amounted to approximately $110.5 million. The Board has not declared a distribution of dividends on the Series A Preferred Stock.

Commencing on the 10th anniversary of the issue date, majority holders of the Series A Preferred Stock shall have a right to demand the Company to engage in a process to either effect an IPO or a sale that would result in a change of control of the Company. The Company shall use their reasonable best efforts to pursue an IPO or sale. If the Company breaches such covenant or fails to consummate such IPO or sale within 12 months after such demand is issued, the majority holders may take control of the process and consummate an IPO or sale; provided that such controlled transaction will be structured to maximize cash value to all shareholders. Additionally, such a breach or failure would result in a one-time increase of 2.00% per annum to the dividend rate.

Shares of the Series A Preferred Stock issued and outstanding are accounted for as redeemable shares in the mezzanine section on the Company’s consolidated balance sheet as the shares are redeemable outside of the Company’s control. As of December 31, 2023, shares of the Series A Preferred Stock were considered probable of becoming redeemable due to the existence of the sale demand provision. The Company has elected to adjust the carrying value of the redeemable Series A Preferred Stock to their earliest redemption value through the accretion method. In the absence of retained earnings, adjustments to the redemption value were recorded against additional paid-in capital.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Common Stock

The Company is authorized to issue 2,000 shares of Common Stock with a par value of $0.01 per share. The holder of each share of Common Stock is entitled to one vote on each matter presented before the shareholders.

Class C Profits Interest Units

Class C Profits Interest Units (the “Award Units”) are time-based incentive units awarded by the Company’s Parent to select employees under provisions of the Incentive Plan, which vest over five years generally from the date of grant subject to the employees’ continued employment with the Company; certain awards provide for accelerated vesting upon a change of control of the Company. Total equity-based compensation expense for these Award Units recognized in the Consolidated Statement of Operations and Comprehensive Income (Loss) was approximately $21.8 million for the year ended December 31, 2023. As of December 31, 2023, the unrecognized compensation expense is $85.8 million, which is expected to be recognized over a weighted-average period of 2.4 years.

The following table summarizes the activity of the Award Units:

	Award Units	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2022	161,548,756

Granted	66,677,098	$0.80
Forfeited	(7,533,704)

Outstanding at December 31, 2023	220,692,150	$0.78

Vested at December 31, 2023	110,045,175

The Parent is a private company. The estimated fair value of the Award Units has been determined by a third-party valuation specialist in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The valuation starts with the estimate of the enterprise value of the Parent using generally accepted valuation methodologies, including discounted cash flow analysis and comparable public company analysis.The total equity value is then allocated among the different classes of equity units of the Parent using the Option-Pricing Method (“OPM”) to arrive at the fair value of the Award Units.

The weighted average assumptions used in the OPM to allocate the equity value include the following:

2023
Risk-free interest rate	5.17%
Expected volatility	36.82%
Expected life (in years)	1.09

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

The expected volatility was based on historical volatility of a comparable group of entities within similar industries that are public entities, along with other factors. The expected term represented the expected holding period of the Parent until a major liquidity event. The risk-free rate was based on the U.S. Treasury yields for the expected term.

13.	Income Taxes

The components of the income tax benefit for income taxes are as follows:

For the year ended December 31, 2023
Current
Federal	$7,086
State	4,177
Foreign	2,488

Total current provision	13,751

Deferred
Federal	(18,138)
State	(7,681)
Foreign	658

Total deferred benefit	(25,161)

Total benefit for income taxes	$(11,410)

A reconciliation between the effective tax rate and the federal statutory tax rate is as follows:

For the year ended December 31, 2023
Federal statutory rate	21.00%
State income taxes, net of federal benefit	6.53
Meals and entertainment	(2.71)
Equity-based compensation expense	(6.81)
Other permanent items	(0.20)
Other	(0.78)

Effective tax rate	17.00%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

For the year ended December 31, 2023
Deferred tax assets
Transaction costs	$9,439
Net operating losses	33,860
Accruals and reserves	4,476
Charitable contribution carryover	7
Interest expense carryover	116,091
Deferred revenue	9,384
Interest rate contracts	969
Other	2,779

177,005
Less: valuation allowance	(7,199)

Total deferred tax assets	169,806

Deferred tax liabilities
Fixed assets	(17,075)
Intangible amortization	(463,321)
Deferred costs	(37,569)
ASC 606 impact	(77,210)
Other	(54)

Total deferred tax liabilities	(595,229)

Net deferred tax liabilities	$(425,423)

As of December 31, 2023, the Company has approximately $4.1 billion of net tax-deductible goodwill and other intangible assets, which are generally amortized over a 15-year period. As of December 31, 2023, the Company had no unrecognized tax benefits or associated interest or penalties recorded.

As of December 31, 2023, the Company had a federal net operating loss (NOL) carryforward of $79.1 million and $17.3 million NOL carryforwards for state income tax reporting purposes. The federal NOL consists of amounts that carryforward indefinitely. The state NOL consists of amounts which expire depending on corresponding state statutes, portions of which will begin to expire in 2027 and portions of which carryforward indefinitely.

The Company’s net deferred tax assets include a valuation allowance of $7.2 million as of December 31, 2023 related to certain state NOLs. The state NOLs may be carried forward to offset future taxable income. Realization is dependent upon generating sufficient taxable income prior to the expiration of the NOLs.

For the year ended December 31, 2023, the Company had income attributable to foreign subsidiaries of approximately $10.5 million. The Tax Cuts and Jobs Act, enacted in 2017, subjects a U.S. shareholder to current tax on global intangible low-taxed income (GILTI) earned by certain foreign subsidiaries. The Company elected to utilize current NOL carryforwards to offset the GILTI taxable inclusion and therefore did not record any related income tax payable for U.S. federal tax purposes.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

The Company has conducted business and files tax returns in the U.S., U.K., Ireland, and Belgium. The Company’s U.S. federal return is subject to examination for the years 2012 and later, due to NOLs generated in 2012 and subsequent years. The Company’s State returns are subject to examination for the years 2011 and later due to net operating losses generated in 2011 and subsequent years. The Company’s U.K. returns for the 2022 year and later are subject to examination and the Belgium returns for the 2021 year and later are subject to examination. The Company’s Ireland returns for the 2020 year and later are subject to examination.

14.	Fair Value of Measurements and Financial Instruments

The Company’s assets and liabilities measured at fair value on a recurring basis are as follows:

	December 31, 2023 Fair Value Measurements Using
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2023
Assets
Interest rate contracts	$—	$2,151	$—	$2,151
Fixed maturity securities:
U.S. Government	—	16,419	—	16,419
U.S. Agency	—	7,991	—	7,991
U.S. Corporate	—	7,749	—	7,749
Foreign Government	—	934	—	934
Non-agency Residential MBS	—	—	66	66
Non-agency ABS	—	—	2,541	2,541

Total securities:	—	33,093	2,607	35,700

Total assets at fair value	$—	$35,244	$2,607	$37,851

Liabilities
Earn-out payables	—	—	$410,518	$410,518

Total liabilities at fair value	$—	$—	$410,518	$410,518

There were no financial assets or liabilities recorded at fair value by the Company on a nonrecurring basis at December 31, 2023.

15.	Leases

The Company leases premises for general office and administrative purposes from unrelated parties and certain employees under an operating lease agreement that has an average lease term, ranging from 5 to 15 years. The Company excludes options to extend or terminate a lease from recognition as part of the Company’s ROU assets and operating lease liabilities until those options are reasonably certain and/or executed. The Company’s lease agreements typically do not contain any material residual value guarantees or restrictive covenants.

From time to time the Company may enter into subleases if it is unable to cancel or fully occupy a space and are able to find an appropriate subtenant. However, entering subleases is not a primary objective of the Company’s business operations.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Operating lease cost is recognized on a straight-line basis over the lease term. Finance lease cost is recognized as a combination of the amortization expense for the ROU assets and interest expense for the outstanding lease liabilities, and results in a front-loaded expense pattern over the lease term.

The following tables provide additional information about the Company’s operating leases:

The balances and classification of operating lease right-of-use assets and operating lease liabilities within the Consolidated Balance Sheet as of December 31, 2023 is as follows:

		Year ended December 31, 2023
Assets	Balance Sheet Classification
Right-of-use assets	Operating lease right-of-use assets, net	$151,299

Liabilities
Current lease liabilities
Operating	Accrued expenses and other	36,861
Non-current lease liabilities
Operating	Operating lease liabilities, noncurrent portion	126,331

Total operating lease liabilities		$163,192

The components of lease cost for operating leases for the year ended December 31, 2023 were:

December 31, 2023
Operating lease cost	$51,634
Short-term lease cost	787
Sublease income	(506)

Net lease cost	$51,915

The weighted average remaining lease term and the weighted average discount rate for operating leases as of December 31, 2023 were:

For right-of-use assets as of the end of the year:
Right-of-use assets - Weighted average remaining lease term (years)	5.4
Right-of-use assets - Weighted average discount rate	6.79%

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

Supplemental cash flow information for operating leases:

Cash paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$50,032
Non-cash related activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$45,073

The following table shows the Company’s future lease obligations:

For the year ended December 31,
2024	$46,342
2025	40,090
2026	33,891
2027	24,977
2028	16,634
Thereafter	35,637

Total future minimum lease payments	197,571
Less: Imputed interest	34,379

Present value of lease liabilities	$163,192

The Company occupies and leases certain office space owned by employees of the Company. Rent expense incurred for the year ended December 31, 2023 under these leases, which is included in the total rent expense above, was approximately $11.3 million. As of December 31, 2023, the Company had additional operating leases that had not commenced of $16.1 million. These operating leases will commence over the next 12 months.

16.	Commitments and Contingencies

In February 2019, a plaintiff filed suit against his employer and against the Company’s indirectly-owned subsidiary, Keenan & Associates (Keenan), who served as the employer’s workers’ compensation insurance administrator, alleging that he was wrongfully terminated from his employment. The plaintiff alleged that Keenan repeatedly provided inaccurate medical reports to his employer. Before trial, the plaintiff’s employer settled with the plaintiff and agreed to testify that had Keenan provided accurate medical reports, the employer would not have fired the plaintiff in January 2018 and would have rehired him in September 2018. In May 2022, a trial jury returned a liability verdict finding that Keenan had aided and abetted the employer’s violation of California’s Fair Employment and Housing Act and that Keenan had also conspired with the employer to violate the Act. The jury awarded the plaintiff approximately $6.9 million in compensatory damages and punitive damages of approximately $27.6 million bringing the total damages awarded against the Company to approximately $34.5 million. The Company is appealing these findings and believes that it has a reasonable chance of substantially reducing this award on appeal. Any damages that may result are expected to be fully covered by third-party insurance policies. Restricted cash on the Consolidated Balance Sheet as of December 31, 2023, includes approximately $57.8 million which has been pledged as collateral for an appeals bond in connection with an appeal of this case. The restriction

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

on cash will lapse when the related litigation is resolved. On the basis of current information, the availability of insurance and legal advice, the Company does not believe that the resolution of this case, or any others in which the Company is involved, would have a material adverse effect on its financial condition, operations or cash flows, individually or in the aggregate. The amount of any claims and related costs, if any, cannot be estimated at this time and as such, no provision has been made.

On October 8, 2021, AP of South Florida, LLC (APSF), an indirectly-owned subsidiary of the Company, was served with a civil investigative demand (CID) from the U.S. Department of Justice (DOJ). The CID seeks information relating to the operation of Fiorella Insurance Agency, Inc. (Fiorella), certain assets of which were purchased by APSF in February 2021. The CID seeks information relating to operations before and after the acquisition of Fiorella by APSF. To date, APSF, through outside counsel, has engaged with the DOJ to respond to requests for documents and coordinate witness interviews. In connection with the investigation, APSF is working with a compliance consultant to evaluate operations, identify areas for improvement and to implement compliance measures. In December 2023, special agents from the Federal Bureau of Investigation executed search warrants on two APSF employees for their personal devices. After communications with DOJ Criminal Division trial attorneys, the Company accepted service in early January 2024 of a criminal grand jury subpoena to APSF. The grand jury subpoena seeks information and documents among other things, related to the operation of Fiorella before and after APSF’s purchase of certain Fiorella assets as it pertains to the sale of Florida Blue health plans. The Company is cooperating with the DOJ and responding to the grand jury subpoena. The amount of any claims and related costs, if any, cannot be estimated at this time and as such, no provision has been made.

On August 27, 2023, Keenan discovered certain disruptions occurring on some Keenan network servers. Keenan activated its incident response plan and engaged leading third-party cybersecurity and forensic experts to investigate and remediate. In relatively short order, Keenan restored full functionality to its systems and was able to minimize business disruption. The incident was the result of ransomware. Due to the nature of the incident, Keenan was obligated to provide legally-required notices regarding the incident to a number of its business partners and their respective employees and to certain government agencies. The Company subsequently became subject to a number of class action lawsuits regarding the incident. Following a recent mediation, the Company has entered into an agreement in principle on a nationwide settlement of the class action lawsuits. However, any potential settlement is not yet final or certain because it is subject to preliminary and final court approval, as well as an opt-out and objection process.

Other than the matters mentioned above, there are a variety of legal proceedings pending or threatened against the Company. Accruals are recorded when it is probable a liability has been incurred and the amount of the liability can be reasonably estimated based on current law, progress of each case, opinions and views of legal counsel and other advisers, and the Company’s experience in similar matters and intended response to the litigation. These amounts, which are not discounted and are exclusive of claims against third parties, are adjusted periodically as assessment efforts progress or additional information becomes available. The Company expenses amounts for administering or litigating claims as incurred. Neither the outcomes of these matters nor their effect upon the Company’s business, financial condition or results of operations can be determined at this time.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

17.	Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2023 through December 6, 2024 the date the accompanying consolidated financial statements were available to be issued. During this period, the Company acquired substantially all of the net assets of 25 companies with cash consideration paid of $225.3 million and maximum potential earn-out payables of $115.4 million. The nature of all businesses acquired are similar in all material respects to the acquisitions previously completed by the Company, and as such the Company expects the purchase price to be allocated in a similar manner.

On February 7, 2024, the Company issued $500 million in aggregate principal amount of 7.50% senior unsecured notes due February 15, 2032 (the “2032 Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Net proceeds after discounts and customary fees were approximately $495 million and were used to retire the 2025 Notes. The 2032 Notes may be redeemed in whole or in part at the Company’s option at any time at the redemption prices set forth in the indenture governing the 2032 Notes.

On February 16, 2024, the Company amended its Credit Facility to obtain an additional $500.0 million in First Lien Term Loans and increase its Revolver capacity to $600.0 million. Proceeds from the new First Lien Term Loans were used to repay the outstanding Revolver balance at December 31, 2023, of $75.0 million, to finance future acquisitions, and for general corporate purposes. These First Lien Term Loans accrue interest at the applicable benchmark rate plus an applicable margin of 3.50%, mature February 2031 and are not fungible with previous First Lien Term Loan borrowings. The Revolver accrues interest on the outstanding balance at the benchmark rate plus an applicable margin of 3.50% and matures August 2028. However, if there is no action taken by August 2025 to refinance the First Lien Term Loans that mature in February 2027, the Revolver maturity is accelerated to August 2026.

On April 9, 2024, the Company amended its Credit Facility to obtain $4.6 billion in a First Lien Term Loan and to amend certain terms of its Revolver. Proceeds from the new First Lien Term Loan were used to repay all First Lien Term Loan borrowings obtained prior to 2024 ($4.6 billion). This First Lien Term Loan accrues interest at the benchmark rate (term SOFR) plus an applicable margin of 3.50% and matures February 2031. The Revolver maturity date remains at August 2028; however, the springing maturity provision no longer applies due to the extension of the remaining 2027 First Lien Term Loans to February 2031.

On August 14, 2024, the Parent made an offer to current and former employees of the Company to repurchase in cash a portion of their vested Class C profits Interest Units (“Tender Offer”). The Parent repurchased 19,502,569 vested Class C Profits Interest Units for a total of $50.2 million. The Company funded $25.3 of total cash payments for the Tender Offer to its Parent and has accounted for it as a return of capital to the Parent. Because the purchase price for all the Class C Profits Interest Units was lower than their respective fair value at the time, the Tender Offer did not result in any additional compensation expenses. Additionally, at the time of the repurchase, all the repurchased Class C Profits Interest Units had been held by their holders for more than six months after vesting.

Dolphin TopCo, Inc.

Notes to Consolidated Financial Statements

December 31, 2023

(amounts in thousands, except share and per share data)

On September 26, 2024, the Parent’s Board approved the issuance of a new class of profits interest units, Class D Profits Interest Units. These units are time-based incentive units awarded to selective employees in accordance with the Incentive Plan, which will vest over four years generally from the date of grant subject to the employees’ continued employment with the Company; the awards provide for accelerated vesting upon a change of control of the Company. During the nine months ended September 30, 2024, the Company granted 34,500,000 Class D Profits Interest Units. Compensation expense will be recognized starting during the fourth quarter of 2024.

In October 2024, the Company amended its Credit Facility to obtain an additional $600 million in First Lien Term Loan. Proceeds from the First Lien Term were used to repay the principal and accrued interest of the 2027 Notes and for general corporate purposes. This First Lien Term Loan accrues interest at the benchmark rate (term SOFR) plus an applicable margin of 3.50% and matures in February 2031.

In April 2024, customer-related and contract-based assets with a gross carrying value of $53.8 million and a net book value of $42.6 million, and noncompete agreements with a gross carrying value of $1.6 million and a net book value of $0.6 million, were determined to be fully impaired. The related impairment expense was recognized in the nine months ended September 30, 2024.